Exhibit 99.1

Contacts:

Investors Joshua A. Grass BioMarin Pharmaceutical Inc. (415) 506-6777	Media Susan Ferris BioMarin Pharmaceutical Inc. (415) 506-6701

For Immediate Release:

BioMarin Announces Public Offering of 8,500,000 Shares of Common Stock

$59.9 Million of Common Stock Priced

Novato, CA, July 14, 2005 – BioMarin Pharmaceutical Inc. (Nasdaq and SWX: BMRN) today announced that it plans to publicly offer 8,500,000 shares of its common stock, pursuant to an effective shelf registration statement. In the offering, BioMarin is selling 8,500,000 shares at a price to the public of $7.05 per share, or a total offering price of approximately $59.9 million. The net proceeds to BioMarin are expected to be approximately $56.6 million.

Merrill Lynch & Co. is managing the offering.

A shelf registration statement relating to these securities was filed with and has been declared effective by the U.S. Securities and Exchange Commission. The offering will be made pursuant to a prospectus supplement to the prospectus contained in the shelf registration statement, which prospectus supplement will be filed with the SEC. When available, copies of the prospectus supplement, including the underlying prospectus, relating to this offering of common stock may be obtained from Merrill Lynch, Pierce, Fenner & Smith Incorporated, Attention: Prospectus Department, 4 World Financial Center, New York, New York 10080.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the securities in any State in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such State.

About BioMarin

BioMarin develops and commercializes innovative biopharmaceuticals for serious diseases and medical conditions. The company’s product portfolio is comprised of three approved products and multiple clinical and preclinical product candidates. Approved products include Naglazyme™ (galsulfase) for mucopolysaccharidosis VI (MPS VI), a product wholly developed and commercialized by BioMarin, Aldurazyme® (laronidase) for mucopolysaccharidosis I (MPS I), and Orapred® (prednisolone sodium phosphate oral solution) for severe asthma. Investigational product candidates include Phenoptin™ (sapropterin hydrochloride), a Phase 3 product candidate for the treatment of phenylketonuria (PKU). For additional information, please visit www.BMRN.com.

Information on BioMarin’s website, www.BMRN.com, is not incorporated by reference into this press release.

Aldurazyme® is a registered trademark of BioMarin/Genzyme LLC.

Orapred® is a registered trademark of Medicis Pediatrics, Inc. and is used under license.

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